EXHIBIT 1

AGREEMENT AND PLAN OF MERGER

among

NEULION, INC.,

NLDMC, INC.,

NLDAC, INC.,

PCF 1, LLC,

and

DIVX CORPORATION

dated as of

January 2, 2015

i

TABLE OF CONTENTS CONTINUED

TABLE OF CONTENTS CONTINUED

TABLE OF CONTENTS CONTINUED

TABLE OF CONTENTS CONTINUED

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of January 2, 2015, is entered into among NeuLion, Inc., a Delaware corporation (“Parent”), NLDMC, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), NLDAC, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Acquisition Sub”), PCF 1, LLC, a Delaware limited liability company (“PCF”), and DivX Corporation (formerly known as PCF Number 1, Inc.), a Delaware corporation and wholly-owned subsidiary of PCF (the “Company”). The parties to this Agreement are sometimes referred to herein, individually as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, the boards of directors of each of Parent, Merger Sub, Acquisition Sub and the Company and the board of managers of PCF have, in light of and subject to the terms and conditions set forth herein, approved this Agreement and the transactions contemplated hereby, including the Merger and the Subsequent Merger (as defined herein), and declared the Merger and the Subsequent Merger advisable and fair to, and in the best interests of, their respective holders of stock;

WHEREAS, the board of directors of the Company has resolved to recommend to the sole stockholder of the Company the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein;

WHEREAS, Parent, Merger Sub, Acquisition Sub, PCF and the Company desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the Subsequent Merger as set forth in this Agreement.

WHEREAS, it is intended that the Merger and the Subsequent Merger, considered together as a single integrated transaction for United States federal income tax purposes, shall qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined herein).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants, and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub, Acquisition Sub, PCF and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accounting Referee” has the meaning set forth in Section 8.01(c).

“Acquisition Proposal” has the meaning set forth in Section 7.03(a).

“Acquisition Sub” has the meaning set forth in the preamble.

“Action” means any claim, action, arbitration, lawsuit or other similar proceeding.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Tax Treatment” has the meaning set forth in Section 8.01(e).

“Agreement” has the meaning set forth in the preamble.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.02.

“Benefit Plan” has the meaning set forth in Section 4.17(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York or Los Angeles, California are authorized or required by Law to be closed for business.

“Canadian Securities Laws” has the meaning set forth in Section 6.09(a).

“Capital Stock” means the Company Common Stock and Company Preferred Stock.

“Certificate of Merger” has the meaning set forth in Section 2.02.

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the open of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 3.04(a)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company Indemnified Parties” has the meaning set forth in Section 7.10(a).

“Company IP” means Intellectual Property owned by the Company or any Subsidiary of the Company.

“Company Material Adverse Effect” means any event, fact, condition, development or change that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect to (a) the business, results of operations, financial condition or assets of the Company and its Subsidiaries, taken as a whole, or (b) the ability of PCF to consummate the transactions contemplated hereby on a timely basis, in each of case (a) or (b), other than any event, fact, condition, development or change arising out of or resulting from: (a) changes in conditions in the U.S. or global economy, capital or financial markets generally, including, without limitation, changes in interest or exchange rates, (b) changes in legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company and its Subsidiaries conduct business, (c) changes in GAAP, (d) the execution, delivery, announcement or performance of this Agreement or the transactions contemplated hereby, (e) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism, (f) earthquakes, hurricanes or other natural disasters, or (g) any action taken by the Company or its Subsidiaries pursuant to this Agreement or at the request or with the consent of Parent.

“Company Preferred Stock” means the preferred stock, $0.001 par value per share, of the Company.

“Company Software” has the meaning set forth in Section 4.12(g).

“Company Specified Approvals” has the meaning set forth in Section 4.05(a).

“Company Stockholder Approval” means the written consent of PCF approving this Agreement, the Merger and the other documents and transactions contemplated hereby.

“Confidentiality Agreement” has the meaning set forth in Section 7.02(b).

“Convertible Note” has the meaning set forth in Section 3.03(b).

“Contracts” means any written or oral, legally binding executory contract.

“Correcting Information” has the meaning set forth in Section 7.14.

“CSA” has the meaning set forth in Section 6.09(a).

“Current Assets” means cash and cash equivalents, accounts receivable and other receivables (including the Specified Tax Refund Receivable but excluding (a) prepaid expenses, (b) deferred Tax assets, (c) receivables from any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates and (d) purchase accounting adjustments related to the Company’s acquisition of DivX LLC and its Subsidiaries), determined on a basis consistent in all material respects with the Company’s historic accounting practices as reflected in the Interim Financial Statements as of the Interim Balance Sheet Date and the sample Closing Working Capital Calculation attached hereto as Schedule A.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding (a) deferred revenues, (b) payables to any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, (c) deferred Tax liabilities,

(d) deferred rents, (e) the current portion of long term debt and (d) purchase accounting adjustments related to the Company’s acquisition of DivX LLC and its Subsidiaries, determined on a basis consistent in all material respects with the Company’s historic accounting practices as reflected in the Interim Financial Statements as of the Interim Balance Sheet Date and the sample Closing Working Capital Calculation attached hereto as Schedule A.

“Deductible” has the meaning set forth in Section 11.04(a).

“DGCL” means the Delaware General Corporation Law, as amended.

“Direct Claim” has the meaning set forth in Section 11.05(c).

“Disclosure Schedule” means the Disclosure Schedule delivered by PCF and the Company concurrently herewith.

“Disclosure Supplement” has the meaning set forth in Section 7.14.

“Disputed Amounts” has the meaning set forth in Section 3.04(b)(ii).

“Dollars” or “$” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.02.

“Encumbrance” means any charge, adverse claim, pledge, lien (statutory or other), security interest, mortgage, easement, encroachment or other similar encumbrance.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Excluded Items” has the meaning set forth in Section 4.06.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means $1.044853 (as adjusted for any stock splits, stock dividends, combinations and other recapitalization events after the date of this Agreement).

“Final Closing Working Capital” means the Closing Working Capital which has become final and binding in accordance with Section 3.04(b).

“Fundamental Representations” has the meaning set forth in Section 11.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnifiable Loss Limit” has the meaning set forth in Section 11.04(b).

“Indemnified Party” has the meaning set forth in Section 11.05.

“Indemnifying Party” has the meaning set forth in Section 11.05.

“Independent Accountants” has the meaning set forth in Section 3.04(b)(ii).

“Insurance Policies” has the meaning set forth in Section 4.14.

“Intellectual Property” has the meaning set forth in Section 4.12(b).

“Interim Balance Sheet” means the unaudited interim balance sheet of the Company as of November 30, 2014 included in the Interim Financial Statements.

“Interim Balance Sheet Date” means the date of the Interim Balance Sheet, November 30, 2014.

“Interim Financial Statements” has the meaning set forth in Section 4.06.

“Intermediate Surviving Corporation” has the meaning set forth in Section 2.01.

“Knowledge of Company” or “Company’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of James Hale, Richard Campbell, Kanaan Jemili, Trevor Renfield and Daniel Schatz, after due inquiry. For purposes of this Agreement, “due inquiry” as it relates to the Knowledge of Company or Company’s Knowledge means reasonable inquiry of employees of the Company who (a) directly report to the foregoing Persons and (b) have primary responsibilities pertinent to such inquiry; for the avoidance of doubt, “due inquiry” shall not include an obligation to conduct a freedom to operate analysis.

“Knowledge of Parent” or “Parent’s Knowledge” or any similar knowledge qualification, means the actual knowledge of Charles Wang, Nancy Li, Arthur McCarthy and Roy Reichbach, after due inquiry. For purposes of this Agreement, “due inquiry” as it relates to the Knowledge of Parent or Parent’s Knowledge means reasonable inquiry of employees of the Parent who (a) directly report to the foregoing Persons and (b) have primary responsibilities pertinent to such inquiry; for the avoidance of doubt, “due inquiry” shall not include an obligation to conduct a freedom to operate analysis.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses, including reasonable attorneys’ fees.

“Material Contracts” has the meaning set forth in Section 4.09(a).

“Merger” has the meaning set forth in Section 2.01.

“Merger Consideration” has the meaning set forth in Section 3.03.

“Merger Sub” has the meaning set forth in the preamble.

“Multi-employer Plan” has the meaning set forth in Section 4.17(c).

“New Information” has the meaning set forth in Section 7.14.

“Open Source Software” means any software that is subject to the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), any “copyleft” license or any other license that requires as a condition of use, modification or distribution of such software that such software or other software combined or distributed with it be: (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; or (iii) redistributable at no charge; or (iv) licensed subject to a patent non-assert or royalty-free patent license.

“Option Plan” means the DivX Corporation 2014 Stock Incentive Plan, as amended and/or restated.

“Options” means all options to purchase shares of Company Common Stock or stock appreciation rights issued pursuant to the Option Plan.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Other Covenants” means the covenants and agreements in this Agreement other than the Specified Pre-Closing Covenants.

“Parent” has the meaning set forth in the preamble.

“Parent Certifications” has the meaning set forth in Section 6.09(a).

“Parent Common Stock” means common stock, par value $0.01 per share, of Parent.

“Parent Disclosure Schedule” means the Parent Disclosure Schedule delivered by Parent to PCF and the Company concurrently herewith.

“Parent Indemnitees” has the meaning set forth in Section 11.02.

“Parent Continuous Disclosure Documents” has the meaning set forth in Section 6.09(a).

“Parent Material Adverse Effect” means any event, fact, condition, development or change that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect to (a) the business, results of operations, financial condition or assets of Parent and its Subsidiaries, taken as a whole, or (b) the ability of Parent to consummate the transactions contemplated hereby on a timely basis, in each of case (a) or (b), other than any event, fact, condition, development or change arising out of or resulting from: (a) changes in conditions in the U.S. or global economy, capital or financial markets generally, including, without limitation, changes in interest or exchange rates, (b) changes in legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which Parent and its Subsidiaries conduct business, (c) changes in GAAP, (d) the execution, delivery, announcement or performance of this Agreement or the transactions contemplated hereby, (e) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism, (f) earthquakes, hurricanes or other natural disasters, or (g) any action taken by Parent pursuant to this Agreement or at the request or with the consent of PCF.

“PCF” has the meaning set forth in the preamble.

“PCF Indemnitees” has the meaning set forth in Section 11.03.

“Permits” means all permits, licenses, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (i) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Interim Balance Sheet; (ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company; (iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or (iv) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 3.04(a)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period; provided, that no Tax will constitute a Pre-Closing Tax to the extent it was included as a liability in the calculation of Final Closing Working Capital.

“Prior Financial Statements” has the meaning given to the term Financial Statements in the Unit Purchase Agreement.

“Qualified Benefit Plan” has the meaning set forth in Section 4.17(c).

“Real Property” means the real property owned, leased or subleased by the Company or any Subsidiary, together with all buildings, structures and facilities located thereon.

“Registered IP” has the meaning set forth in Section 4.12(b).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 3.04(b)(i).

“Review Period” has the meaning set forth in Section 3.04(b)(i).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities and Exchange Commission” means the United States Securities and Exchange Commission.

“Share Consideration” has the meaning set forth in Section 3.03(a).

“Specified LG Receivable” has the meaning set forth in Section 4.13.

“Specified Pre-Closing Covenants” means the covenants and agreements in this Agreement set forth in Sections 7.01(a)(ii) through (viii) and 7.01(b)(iv) through (x).

“Specified Receivables” has the meaning set forth in Section 4.13.

“Specified Samsung Receivable” has the meaning set forth in Section 4.13.

“Specified Tax Refund Receivable” means that certain tax refund payment to be made by the Internal Revenue Service to the Company (or a Subsidiary thereof) pursuant to a settlement agreement entered into with the Internal Revenue Service regarding amended tax returns for tax years 2006 through 2009.

“Statement of Objections” has the meaning set forth in Section 3.04(b)(i).

“Stockholders Agreement” has the meaning set forth in Section 9.02(d)(ix).

“Straddle Period” has the meaning set forth in Section 8.04.

“Subsequent Merger” has the meaning set forth in Section 2.01.

“Subsequent Merger Certificate of Merger” has the meaning set forth in Section 2.02.

“Subsequent Merger Effective Time” has the meaning set forth in Section 2.02.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization or a majority of the profit interests in such other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Target Working Capital” means the amount equal to $13,500,000.

“Tax” or “Taxes” means all federal, state, local, foreign and other tax, fee, customs, duty, impost, assessment or charges of any kind imposed by a Governmental Authority, including any income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real, personal or intangible), real property gains, occupancy, recording, minimum, alternative minimum, windfall profits, together with any interest, additions to tax or penalties with respect thereto and any interest in respect of such additions to tax or penalties.

“Tax Claim” has the meaning set forth in Section 8.05.

“Tax Return” means any return, declaration, report, claim for refund or credit, information return or statement or other document, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed (whether on a consolidated, combined, unitary, separate or other basis) with a Governmental Authority in connection with the determination, assessment, collection or payment of Tax or the administration of any Law in relation to a Tax.

“Termination Date” has the meaning set forth in Section 10.01(b).

“Third Party Claim” has the meaning set forth in Section 11.05(a).

“Unit Purchase Agreement” means that certain Unit Purchase Agreement dated as of March 28, 2014 among DivX LLC, Rovi Corporation and the Company.

“Unit Purchase Disclosure Schedule” has the meaning given to the term “Disclosure Schedule” in the Unit Purchase Agreement.

“Working Capital Credit” has the meaning set forth in Section 3.03(b).

ARTICLE II

THE MERGER

Section 2.01 The Mergers. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”). After the Merger, the Company shall continue as the surviving corporation (the “Intermediate Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease. Immediately following the Merger, the Intermediate Surviving Corporation shall merge with and into Acquisition Sub (the “Subsequent Merger”). From and after the effectiveness of the Subsequent Merger, the separate corporate existence of the Intermediate Surviving Corporation shall cease and Acquisition Sub shall continue as the surviving entity in the Subsequent Merger (the “Surviving Corporation”) and all of the rights and obligations of the Intermediate Surviving Corporation under this Agreement shall be deemed the rights and obligations of the Surviving Corporation.

Section 2.02 Effective Time. Subject to the provisions of this Agreement, Parent, Merger Sub, PCF and the Company shall cause the Merger to be consummated by filing a certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL on the Closing Date and shall make all other filings or recordings under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is accepted by the Delaware Secretary of State (the “Effective Time”). On the Closing Date, immediately after the Effective Time, Parent shall cause the Subsequent Merger to be consummated by filing a certificate of merger in form reasonably satisfactory to PCF (the “Subsequent Merger Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings under the DGCL to effectuate the Subsequent Merger. The Subsequent Merger shall become effective at such time as the Subsequent Merger Certificate of Merger is accepted by the Delaware Secretary of State (the “Subsequent Merger Effective Time”).

Section 2.03 Closing of the Merger. Unless this Agreement shall have been terminated in accordance with Section 10.01, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article IX (other than conditions which by their terms are required to be satisfied at Closing) shall have been satisfied or waived by the party entitled to the benefit of the same or at such other time as agreed to in writing by Parent and the Company. The date on which the Closing is held is herein referred to as the “Closing Date.” Unless otherwise agreed to in writing by the Parties, the Closing shall take place remotely by electronic or facsimile transmissions.

Section 2.04 Effects of the Merger and Subsequent Merger.

(a) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, pursuant to DGCL Section 259, all of the properties, rights, privileges, powers, and franchises of the Company and Merger Sub shall vest in the Intermediate Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Intermediate Surviving Corporation.

(b) The Subsequent Merger shall have the effects set forth in this Agreement, the Subsequent Merger Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Subsequent Merger Effective Time, pursuant to DGCL Section 259, all of the properties, rights, privileges, powers, and franchises of the Intermediate Surviving Corporation and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Intermediate Surviving Corporation and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.05 Certificate of Incorporation and Bylaws.

(a) Effective immediately after the Effective Time, the certificate of incorporation of Merger Sub shall be the certificate of incorporation of the Intermediate Surviving Corporation, and the bylaws of Merger Sub shall be the bylaws of the Intermediate Surviving Corporation. The name of the Intermediate Surviving Corporation will be “DivX Corporation.”

(b) Effective immediately after the Subsequent Merger Effective Time, the certificate of incorporation of Acquisition Sub shall be the certificate of incorporation of the Surviving Corporation, and the bylaws of Acquisition Sub shall be the bylaws of the Surviving Corporation. The name of the Surviving Corporation will be “DivX Corporation.”

Section 2.06 Directors and Officers.

(a) The directors of Merger Sub shall be the initial directors of the Intermediate Surviving Corporation. Each such director shall hold office in accordance with the certificate of incorporation and bylaws of the Intermediate Surviving Corporation until his successor is duly elected or appointed and qualified or until his earlier resignation or removal. The officers of

Merger Sub shall be the initial officers of the Intermediate Surviving Corporation. Each such officer shall hold office in accordance with the certificate of incorporation and bylaws of the Intermediate Surviving Corporation until his successor is duly elected or appointed and qualified or until his earlier resignation or removal.

(b) The directors of Acquisition Sub shall be the initial directors of the Surviving Corporation. Each such director shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until his successor is duly elected or appointed and qualified or until his earlier resignation or removal. The officers of Acquisition Sub shall be the initial officers of the Surviving Corporation. Each such officer shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until his successor is duly elected or appointed and qualified or until his earlier resignation or removal.

ARTICLE III

EFFECTS OF MERGER AND SUBSEQUENT MERGER ON CAPITAL STOCK OF MERGING ENTITIES

Section 3.01 Conversion of Shares.

(a) At the Effective Time, each outstanding share of common stock, par value $0.001 per share, of Merger Sub shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, PCF or the Company, be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Intermediate Surviving Corporation. At the Subsequent Merger Effective Time, each outstanding share of common stock, par value $0.001 per share, of Acquisition Sub shall, by virtue of the Subsequent Merger and without any action on the part of Parent, Acquisition Sub, PCF or the Intermediate Surviving Corporation, be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) At the Effective Time, each outstanding share of Capital Stock shall, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, PCF or the Company, be converted into the right to receive from Parent the Merger Consideration in accordance with Section 3.03.

(c) As a result of the Merger and without any action on the part of PCF, at the Effective Time, all shares of Capital Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and the PCF shall thereafter cease to have any rights with respect to such shares of Capital Stock, except the right to receive, from Parent the Merger Consideration in accordance with the terms of this Agreement against the surrender of the certificates that, immediately prior to the Effective Time, represented all of the outstanding shares of Capital Stock. As a result of the Subsequent Merger and without any action on the part of Acquisition Sub, at the Subsequent Merger Effective Time, all shares of common stock, par value $0.001 per share, of the Intermediate Surviving Corporation shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and Acquisition Sub shall thereafter cease to have any rights with respect to such shares.

(d) Notwithstanding anything contained herein to the contrary, each share of Capital Stock, if any, issued and held in the treasury of the Company immediately prior to the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired and shall cease to exist without payment of any consideration therefor.

Section 3.02 Stock Options. At the Effective Time, each Option outstanding as of immediately prior to the Effective Time shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, PCF, the Company, the Optionholder or any other Person, cancelled and terminated without any cash payment or other consideration being paid in respect thereof and the holder thereof shall cease to have any rights with respect thereto. At the Effective Time, neither Parent nor the Surviving Corporation shall assume the Company’s obligations under any of the Options of the Company or the Option Plan as of the Effective Time. The Company shall take all actions necessary to cause the Option Plan to terminate at or prior to the Closing Date.

Section 3.03 Merger Consideration. On the Closing Date, in consideration for the treatment of the issued and outstanding Capital Stock owned by PCF pursuant to 3.01, Parent shall pay or cause to be paid to PCF, $62,500,000 (the “Merger Consideration”), which shall be payable to PCF on the Closing Date as follows:

(a) The issuance to PCF of 35,890,216 shares of Parent Common Stock (valued at $37,500,000 based on the Fair Market Value) (the “Share Consideration”) (as adjusted for any stock splits, stock dividends, combinations and other recapitalization events on or after the date of this Agreement); and

(b) The issuance of a Convertible Promissory Note to PCF in the form of Exhibit B attached hereto in favor of PCF in the principal amount of Twenty-Seven Million Dollars ($27,000,000) (the “Convertible Note”), which includes the remaining $25,000,000 of the Merger Consideration owed after the issuance of the Share Consideration and a credit of $2,000,000 for working capital (the “Working Capital Credit”), subject to adjustment pursuant to Section 3.04.

Section 3.04 Working Capital Adjustments.

(a) Post-Closing Adjustment.

(i) Within sixty (60) Business Days after the Closing Date, Parent shall prepare and deliver to PCF a statement setting forth its calculation of Closing Working Capital, which statement shall contain an unaudited balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Parent that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Interim Balance Sheet.

(ii) If the Final Closing Working Capital is equal to or greater than the Target Working Capital, the Working Capital Credit and the adjusted principal amount of the Convertible Note shall not be adjusted. If the Final Closing Working Capital is less than the Target Working Capital, Parent shall set-off against the adjusted principal amount of the Convertible Note 50% of the amount of such shortfall (the “Post-Closing Adjustment”).

(b) Review.

(i) After receipt of the Closing Working Capital Statement, PCF shall have thirty (30) Business Days (the “Review Period”) to review the Closing Working Capital Statement. On or prior to the last day of the Review Period, PCF may object to the Closing Working Capital Statement by delivering to Parent a written statement setting forth PCF’s objections in reasonable detail (to the extent available), indicating each disputed item or amount and the basis for PCF’s disagreement therewith (to the extent available) (the “Statement of Objections”). If PCF fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement, the Closing Working Capital and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by PCF. If PCF delivers the Statement of Objections before the expiration of the Review Period, Parent and PCF shall negotiate in good faith to resolve such objections within thirty (30) Business Days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment, the Closing Working Capital and the Closing Working Capital Statement, as agreed to in writing by Parent and PCF, shall be final and binding.

(ii) If PCF and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before the expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of an impartial regionally recognized firm of independent certified public accountants, other than PCF’s accountants or Parent’s accountants, appointed by mutual agreement of Parent and PCF (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Closing Working Capital, the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iii) Parent and PCF shall each pay fifty percent (50%) of the fees and expenses of the Independent Accountants.

(iv) The Independent Accountants shall make a determination as soon as practicable within thirty (30) Business Days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement, the Closing Working Capital and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(v) During the period of time from and after PCF’s receipt of the Closing Working Capital Statement through the final determination of the Closing Working

Capital pursuant to this Section 3.04(b), Parent shall afford, and shall cause the Surviving Corporation and its Subsidiaries to make reasonably available, to PCF and any accountants, counsel or financial advisers retained by PCF in connection with the review of the Closing Working Capital Statement and the Closing Working Capital in accordance with this Section 3.04, upon reasonable advance notice and, in the case of on-site access, during normal business hours, to the properties, books, contracts, personnel and records of the Surviving Corporation and its Subsidiaries (including the work papers of the Surviving Corporation’s accountants, subject to the prior consent of such accountants (if required)) reasonably relevant to the review of the Closing Working Capital Statement and the Closing Working Capital in accordance with this Section 3.04.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule (it being understood that (i) the Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement and does not constitute, and shall not be deemed as constituting, representations, warranties, or covenants of the Company or PCF, (ii) any fact or item which is disclosed on any schedule or section of the Disclosure Schedule shall be deemed disclosed with respect to all other schedules and sections and any representations, warranties, covenants and/or agreements of the Company and/or PCF where the applicability of such information to such other schedules, sections, representations, warranties, covenants and/or agreements is reasonably apparent on its face, notwithstanding the omission of a reference or cross-reference thereto, (iii) the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission or representation that such item represents an exception or a material fact, event or circumstance or an admission of any liability or obligation of the Company or PCF to any third party or shall confer or give to any third party any remedy, claim, liability, reimbursement, cause of action or other right or that such item has or would reasonably be expected to have a Company Material Adverse Effect, and (iv) matters disclosed in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be disclosed in the Disclosure Schedule), the Company represents and warrants to Parent that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date (except for representations and warranties that are expressly made as of an earlier date, which are only made as of such earlier date):

Section 4.01 Accuracy of Representations and Warranties in Unit Purchase Agreement. PCF has delivered or made available to Parent, a true and correct copy of the Unit Purchase Agreement and the Unit Purchase Agreement Disclosure Schedule. Subject to the disclosures set forth in the Unit Purchase Agreement Disclosure Schedule, to the Knowledge of the Company, the representations and warranties of DivX LLC and Rovi Corporation set forth in Article III of the Unit Purchase Agreement were true and correct in all material respects as of March 28, 2014 (except to the extent expressly made as of an earlier date, in which case such statements were, to the Knowledge of the Company and subject to the disclosures set forth in the Unit Purchase Agreement Disclosure Schedule, true and correct in all material respects as of such earlier date). Notwithstanding anything to the contrary in this Agreement, for purposes of this Section 4.01, “Knowledge of the Company” shall mean the actual knowledge of James Hale and Richard Campbell, without any requirement for due inquiry or investigation.

Section 4.02 Organization, Authority and Qualification of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted and has been conducted since April 1, 2014. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company (other than the Company Stockholder Approval). This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Parent, Merger Sub and Acquisition Sub) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to the availability of the equitable remedies of specific performance or injunctive relief (the “Bankruptcy and Equity Exception”). Section 4.02 of the Disclosure Schedule sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.03 Capitalization.

(a) The Company has an authorized capitalization consisting of (i) 100,000,000 shares of Company Common Stock, of which amount 90,000,000 shares are issued and outstanding and (ii) 9,000,000 shares of Company Preferred Stock, of which 9,000,000 shares are issued and outstanding. All of the issued and outstanding shares of Capital Stock are owned by PCF free and clear of all Encumbrances. All the issued and outstanding shares of Capital Stock have been duly authorized and validly issued, are fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights of any Person.

(b) Except for this Agreement and the Options, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any Capital Stock or any securities or debt convertible into or exchangeable for Capital Stock or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. There are no voting agreements, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to the Capital Stock.

Section 4.04 Subsidiaries.

(a) Assuming the accuracy and completeness of Sections 3.2 and 3.3(c) of the Unit Purchase Agreement Disclosure Schedule and assuming the accuracy and completeness of the representations and warranties set forth in Sections 3.1, 3.2 and 3.3 of the Unit Purchase Agreement, Section 4.04(a) of the Disclosure Schedule sets forth each Subsidiary of the Company, a list of the number and type of equity securities held by the Company or DivX LLC in each Subsidiary, the percentage of all outstanding equity interests for such Subsidiary represented by the securities held by the Company or DivX LLC and a summary of all outstanding options or similar arrangements to acquire equity securities of such Subsidiaries. Assuming the accuracy and completeness of the representations and warranties set forth in Sections 3.1 and 3.2 of the Unit Purchase Agreement, each such Subsidiary is an entity duly formed or organized, validly existing and in good standing under and by virtue of the Laws of the jurisdiction of its formation or organization set forth by its name on Section 4.04(a) of the Disclosure Schedule. Assuming the accuracy and completeness of the representations and warranties set forth in Sections 3.1 and 3.2 of the Unit Purchase Agreement, each Subsidiary has all requisite corporate, limited liability or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted. Since April 1, 2014, no Subsidiary has qualified to do business as a foreign entity in any jurisdiction, except as set forth by its name on Section 4.04(a) of the Disclosure Schedule, and, assuming the accuracy and completeness of the representations and warranties set forth in Sections 3.1 and 3.2 of the Unit Purchase Agreement, there is no other jurisdiction in which the character of the property owned or leased by any Subsidiary or the nature of its activities make qualification of such Subsidiary in any such jurisdiction necessary, except where the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect. Since April 1, 2014, no Subsidiary has taken any action, adopted any plan, or made any agreement or commitment in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

(b) Except as set forth on Section 3.3(c) of the Unit Purchase Agreement Disclosure Schedule and assuming the accuracy and completeness thereof and assuming the accuracy and completeness of the representations and warranties set forth in Sections 3.1, 3.2 and 3.3 of the Unit Purchase Agreement, there are no options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any interest of any Subsidiary or any securities or debt convertible into or exchangeable for interest of any Subsidiary or obligating any Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. Assuming the accuracy and completeness of the representations and warranties set forth in Section 3.3 of the Unit Purchase Agreement, there are no voting agreements, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to the voting of shares of capital stock of any such Subsidiary.

Section 4.05 No Conflicts; Consents.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation of the transaction contemplated hereby by the Company does not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority other than the consents and/or notices set forth on Section 4.05(a) of the Disclosure Schedule (the “Company Specified Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) have a material impact on the Company or the collection of assets of the Company and its Subsidiaries (which collection of such assets taken as a whole), or (B) prevent or materially delay the consummation of the transaction contemplated by the Agreement.

(b) Assuming receipt of or compliance with the Company Specified Approvals and the Company Stockholder Approval and the accuracy and completeness of the representations and warranties set forth in Section 3.4 of the Unit Purchase Agreement, except as set forth on Section 4.05(b) of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transaction contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation in any material respect, of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or Material Contract binding upon the Company or any of its Subsidiaries or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company or any of its Subsidiaries.

Section 4.06 Financial Statements. Section 4.06 of the Disclosure Schedule contains true, correct and complete copies of the Company’s unaudited balance sheet as at November 30, 2014 and the related unaudited statements of income and retained earnings and cash flow for the eight-month period then ended (the “Interim Financial Statements”). The Interim Financial Statements are based on the books and records of the Company for the eight-month period ended November 30, 2014, and, assuming the accuracy and completeness of the Prior Financial Statements fairly present in all material respects the financial condition of the Company as of November 30, 2014 and the results of the operations of the Company for the eight-month period then ended, except that they do not include (i) stock compensation expense (including the related payroll taxes), amortization of intangible assets, transaction, transition and integration costs, restructuring and asset impairment charges, foreign currency gains and losses, income tax accounting, or purchase accounting adjustments related to the Company’s acquisition of DivX LLC and its Subsidiaries (including, without limitation, in respect of revenues, expenses, deferred revenues and intangible assets) (the items referred to in this clause (i) shall be referred to herein collectively as the “Excluded Items”), (ii) footnotes or (iii) normal and recurring year-end adjustments, none of which year-end adjustments (other than with respect to any Excluded Items) will be material.

Section 4.07 Undisclosed Liabilities. Except as set forth in Section 4.07 of the Disclosure Schedule, the Company and its Subsidiaries (taken as a whole) do not have any liabilities, obligations or commitments of any nature, whether or not accrued, contingent or otherwise, that would exceed $100,000 individually or $500,000 in the aggregate except (a) as reflected or reserved against in the Interim Balance Sheet, (b) for liabilities and obligations incurred in connection with or contemplated or permitted by this Agreement, (c) for liabilities, obligations and commitments incurred in the ordinary course of business since the Interim Balance Sheet Date, (d) liabilities, obligations and commitments incurred or existing on or prior to March 31, 2014, (e) for liabilities, obligations and commitments which have been discharged or paid in full, (f) for liabilities, obligations and commitments (other than in respect of any breach of Contract, tort or violation of applicable Law occurring after March 31, 2014) relating to the performance of (i) any Material Contract or (ii) any other Contract not required to be listed as a Material Contract to which the Company or any of its Subsidiaries is a party to, or is bound by, and (g) for fees, costs and expenses of professional advisors (including investment bankers, attorneys and accountants) retained by the Company in connection with the transactions contemplated by this Agreement and other fees, costs and expenses allocated to the Company pursuant to this Agreement.

Section 4.08 Absence of Certain Changes, Events and Conditions. Except as set forth in Section 4.08 of the Disclosure Schedule, between the Interim Balance Sheet Date and the date of this Agreement, other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company or any of its Subsidiaries, any:

(a) event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) amendment of the Organizational Documents of the Company or any of its Subsidiaries;

(c) split, combination or reclassification of any equity interest in the Company or any of its Subsidiaries;

(d) issuance, sale or other disposition of, or creation of any Encumbrance on, any equity interest of the Company or any of its Subsidiaries, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any equity interest in the Company or any of its Subsidiaries;

(e) declaration or payment of any distributions on or in respect of any Capital Stock in the Company or redemption, purchase or acquisition of any of the Company’s outstanding Capital Stock;

(f) material change in any method of accounting or accounting practice of the Company or any of its Subsidiaries, except as required by GAAP or as disclosed in the notes to the Interim Financial Statements;

(g) material change in the Company’s or any of its Subsidiaries’ cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Interim Balance Sheet or cancellation of any debts or entitlements;

(k) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company IP, other than non-exclusive licenses or sublicenses granted in the ordinary course of business;

(l) material damage, destruction or loss (whether or not covered by insurance) to any of its tangible property;

(m) any capital investment in, or any loan to, any other Person other than any Subsidiary of the Company;

(n) acceleration, termination of or material modification to or cancellation of any Material Contract;

(o) any capital expenditures in excess of $100,000 individually or $200,000 in the aggregate;

(p) imposition of any Encumbrance upon any of the Company’s or any of its Subsidiaries’ material properties or assets, tangible or intangible;

(q) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, managers, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate severance costs and expenses exceed $75,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant;

(r) adoption, material modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a labor union, in each case whether written or oral;

(s) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any stockholder, director, officer or employee (excluding any expense advances in the ordinary course);

(t) entry into a new material line of business or abandonment or discontinuance of existing material lines of business;

(u) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(w) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;

(x) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Company in respect of any Post-Closing Tax Period; or

(y) enter into any Contract to do any of the foregoing.

Section 4.09 Material Contracts.

(a) Section 4.09(a) of the Disclosure Schedule sets forth all currently active: (i) joint venture, partnership or similar Contracts entered into since April 1, 2014 to which the Company or any of its Subsidiaries is a party or to which any of the Company’s or any of its Subsidiaries’ assets are subject to or bound; (ii) indemnification, employment, consulting or other Contract entered into since April 1, 2014 with any executive officer of the Company or any of its Subsidiaries other than those Contracts entered into since April 1, 2014 that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to the Company or any such Subsidiary; (iii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or promissory notes relating to the borrowing of money, extension of credit or other indebtedness for borrowed money by the Company or any of its Subsidiaries, in each case for more than $50,000 individually or $250,000 in the aggregate, entered into since April 1, 2014; (iv) any Contract entered into since April 1, 2014 pursuant to which the Company or any of its Subsidiaries received or paid in excess of $187,500 during the eight (8) months ended on November 30, 2014; (v) any Contract entered into since April 1, 2014 under which the Company or any of its Subsidiaries is the lessee or sublessee of, or holds or operates any real property or any personal property requiring payments of at least $250,000 during any twelve (12) month period; (vi) any Contract entered into since April 1, 2014 granting most favored customer pricing, exclusive sales, distribution, marketing, or other material exclusive rights, rights of first refusal or rights of first negotiation with respect to the software products of the Company or its Subsidiaries; (vii) any Contract entered into since April 1, 2014 required to be listed under Section 4.12(c)(i) or 4.12(c)(ii) of the Disclosure Schedule; and (viii) any Contract listed on Section 3.10(a) of the Unit Purchase Agreement Disclosure Schedule (collectively, the “Material Contracts”).

(b) Assuming the accuracy and completeness of the representations and warranties in Section 3.10 of the Unit Purchase Agreement, neither the Company nor any Subsidiary of the Company is in material breach of or default under the terms of any Material Contract and, to the Knowledge of the Company, no other party to any Material Contract is in material breach of or default under the terms of any Material Contract. Except for the Bankruptcy and Equity Exception, each Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto (and to the Knowledge of the Company, each other party thereto), and is in full force and effect.

Section 4.10 Title to Assets; Real Property. Section 4.10 of the Disclosure Schedule lists all of the Real Property owned or leased by the Company or any of its Subsidiaries. PCF has heretofore made available to Parent true and complete copies of all material deeds of trust, leases, subleases or licenses relating to all Real Property owned, leased, subleased or licensed by the Company or any of its Subsidiaries. The Company or a Subsidiary of the Company owns and has valid title to all of its owned Real Property and has valid leasehold interests in all of its leased real properties, free and clear of all Encumbrances (except for Permitted Encumbrances and all other title exceptions, changes, defects, easements, restrictions, encumbrances and other matters, whether or not of record, which do not materially affect the continued use of the applicable real property for the purposes for which such real property is currently being used by the Company or a Subsidiary of the Company). The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. To the Knowledge of the Company, there are no Actions pending or threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 4.11 Condition And Sufficiency of Assets. Except as set forth on Section 4.11 of the Disclosure Schedule, the assets of the Company and its Subsidiaries constitute all of the assets necessary and sufficient to conduct the business of the Company after the Closing in the same manner conducted by the Company as of the date hereof. The Company and its Subsidiaries have good and marketable title to, free and clear of all Encumbrances (other than Permitted Encumbrances), or a valid leasehold interest in, such assets (other than Intellectual Property, which shall be governed solely by Section 4.12).

Section 4.12 Intellectual Property. The representations and warranties given in this Section 4.12 assume in their entirety the accuracy and completeness of the representations and warranties set forth in Section 3.11 of the Unit Purchase Agreement and the related sections of the Unit Purchase Agreement Disclosure Schedule.

(a) The Company or a Subsidiary of the Company exclusively owns all right, title, and interest in and to the Company IP free and clear of any Encumbrances (other than the Permitted Encumbrances). Either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property (as defined below) that is material to the business of the Company.

(b) There are no pending or, to the Knowledge of the Company, threatened, claims by any Person alleging that the Company or any of its Subsidiaries or any Product infringes, misappropriates or otherwise violates the Intellectual Property of any Person. Since April 1, 2014, the conduct of the business of the Company, including licensing of any Product, has not (directly or indirectly) infringed, misappropriated, or otherwise violated any Intellectual Property of any Person, in any material respect. Any Intellectual Property of third parties that is material to the business of the Company is used only pursuant to valid and effective license agreements. To the Knowledge of the Company, since April 1, 2014, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. For purposes of this Agreement, “Intellectual Property” shall mean all intellectual property, including without limitation, all (i) patents, inventions (whether or not patentable), trademarks, service marks, trade names, Internet domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs (“Registered IP”), (iii) lists (including customer lists), proprietary information, processes, formulae, methods, schematics, technology, and know-how, (iv) computer software, including, but not limited to, object code, source code, and related documentation, data and databases, and all copyrights therein.

(c) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not (A) result in the breach of, or create in any third party the right to terminate or modify, or result in the payment of any additional fees under, any material Intellectual Property licenses of the Company or any Subsidiary, (B) result in a loss of, or Encumbrance on, any Company IP, (C) result in the release, disclosure, or delivery of any Company IP, including but not limited to any source code for a Product by or to any escrow agent or other Person, or (D) result in the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP. Section 4.12(c)(i) of the Disclosure Schedule accurately identifies each Material Contract entered into since April 1, 2014 pursuant to which Intellectual Property is licensed to the Company or its Subsidiary (other than any non-customized software that is licensed in object code form pursuant to a non-exclusive, internal use software license on standard terms for less than $50,000). Section 4.12(c)(ii) of the Disclosure Schedule accurately identifies each Material Contract entered into since April 1, 2014 pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right in, any Company IP (other than non-exclusive software licenses granted to end user customers in the ordinary course of business pursuant to the Company’s standard form of end user license agreement).

(d) Section 4.12(d) of the Disclosure Schedule accurately identifies each item of Registered IP in which the Company has or purports to have an ownership interest of any nature. To the Knowledge of the Company, all Registered IP included in the Company IP are valid, enforceable, and in good standing.

(e) The Company takes commercially reasonable steps to protect and preserve its rights in any material Intellectual Property of the Company and its Subsidiaries (including executing confidentiality and intellectual property assignment agreements containing assignments of Intellectual Property to the Company and confidentiality provisions protecting the Company IP) with current executive officers and current employees and contractors that have a material role in the development of or has access to the Company’s products, including software, and Intellectual Property of the Company and its Subsidiaries). To the Knowledge of the Company, no prior or current employee or officer or any prior or current consultant or contractor of the Company or any of its Subsidiaries has asserted since April 1, 2014 or has any ownership in any Intellectual Property used by the Company or its Subsidiaries in the operation of their respective businesses (except for development agreements entered into with consultants and contractors in the ordinary course of business where the Company or any of its Subsidiaries was provided a license including terms sufficient to conduct the business of the Company or any of its Subsidiaries as needed by such consultants or contractors).

(f) Neither the Company nor any of its Subsidiaries has licensed since April 1, 2014 any of the Intellectual Property owned by the Company and its Subsidiaries to any third party on an exclusive basis, nor has the Company or any of its Subsidiaries entered into any Contract since April 1, 2014 limiting its ability to exploit fully any of such Intellectual Property, including software, except for any such Contract where such Intellectual Property is licensed on a non-exclusive basis in the ordinary course of business.

(g) Except as set forth on Section 4.12(g) of the Disclosure Schedule, to the Knowledge of the Company, no Open Source Software is embedded, integrated or incorporated into, bundled or distributed with, linking with or to, or otherwise made available with, any Product or any other software marketed, distributed, licensed, or sold by the Company or its Subsidiary (“Company Software”), whether such Company Software is distributed or provided on a software-as-a-service, web-based application, or other service basis.

Section 4.13 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet which arose after March 31, 2014 and the accounts receivable arising after the Interim Balance Sheet Date and prior to the date of this Agreement (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid claims of the Company not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) the accounts receivable in respect of the LG fourth quarter site license in the amount of $2,750,000 (the “Specified LG Receivable”) and the accounts receivable in respect of the Samsung fourth quarter site license in the amount of $2,325,000 (the “Specified Samsung Receivable”, and together with the Specified LG Receivable, the “Specified Receivables”), are as of the date hereof (and expressly disregarding any action or omission on the part of Parent or the Surviving Corporation occurring after the date hereof), collectible in full within one hundred twenty (120) days after the date of this Agreement. Except as set forth on Section 4.13 of the Disclosure Schedule, the reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date and prior to the date of this Agreement, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. Notwithstanding anything to the contrary contained in this Agreement, the Company makes no representation or warranty regarding the Specified Tax Refund Receivable.

Section 4.14 Insurance. Section 4.14 of the Disclosure Schedule sets forth a true and complete list of all current policies or binders of fire liability, commercial general liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, employment practices liability, fiduciary liability and other casualty and property insurance maintained by PCF or its Affiliates (including the Company and its Subsidiaries) and relating to the assets, business, operations, employees, officers and managers of the Company or any of its Subsidiaries (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Parent. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Since April 1, 2014, neither PCF, the Company nor any of its Subsidiaries has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies since April 1, 2014 have been paid in accordance with the payment terms of each Insurance Policy. Except as set forth in Section 4.14 of the Disclosure Schedule, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Company nor any of its Subsidiaries is in default under, or has otherwise failed to comply with, in any material respect, the terms of any such Insurance Policy.

Section 4.15 Legal Proceedings; Governmental Orders. Subject to the accuracy and completeness of Section 3.5 of the Unit Purchase Agreement, except as set forth on Section 4.15 of the Disclosure Schedule, there is no (a) Action pending or, to the Company’s Knowledge, threatened against or by the Company affecting any of its properties or assets (or by or against PCF or any Affiliate thereof and relating to the Company and its Subsidiaries), (b) outstanding judgment, order, decree, award, stipulation or injunction of any Governmental Authority against the Company which seeks to or is reasonably likely to have the effect of preventing the Company from consummating the transaction contemplated by this Agreement, or (c) Action, by or before any Governmental Authority or arbitrator or any appeal from any of the foregoing pending, or to the Knowledge of the Company, threatened, against the Company which, if resolved adversely to the Company would be reasonably likely to have a Company Material Adverse Effect or impair the Company’s ability to consummate the transactions contemplated by this Agreement.

Section 4.16 Compliance with Laws; Permits.

(a) Assuming the accuracy and completeness of the representations and warranties in Section 3.12 of the Unit Purchase Agreement, the Company is not, and has not been at any time since April 1, 2014, in violation of or in default, in any material respect, under any applicable Law by which the Company or its Subsidiaries or any of the Company’s or any of its Subsidiaries’ assets are bound or affected. To the Knowledge of the Company, since April 1, 2014, neither PCF, the Company, any of its Affiliates, nor any other Person (for or on behalf of the Company or any Affiliate) has, directly or indirectly, (a) made, received, or offered to make or receive, any payment which was not legal to make, to receive, or to offer; (b) made an illegal political contribution; or (c) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

(b) All material Permits required for the Company and any of its Subsidiaries to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.16(b) of the Disclosure Schedule lists all current material Permits issued to the Company and its Subsidiaries, including the names of such Permits and their respective dates of issuance and expiration. Since April 1, 2014, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.16(b) of the Disclosure Schedule.

Section 4.17 Employee Benefit Matters. The representations and warranties given in this Section 4.17 assume in their entirety the accuracy and completeness of the representations and warranties set forth in Section 3.14 of the Unit Purchase Agreement and the related sections of the Unit Purchase Agreement Disclosure Schedule.

(a) Section 4.17(a) of the Disclosure Schedule contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement, in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or after March 31, 2014 has been maintained, sponsored, contributed to, or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, or director of the Company or any of its Subsidiaries or any spouse or dependent of such individual, or under which the Company or any of its Subsidiaries has or may have any liability after March 31, 2014 (excluding any liability incurred on prior to April 1, 2014), contingent or otherwise (as listed on Section 4.17(a) of the Disclosure Schedule, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, PCF has made available to Parent complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements; (iv) copies of any summary plan descriptions, summaries of material modifications relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; and (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached.

(c) Except as set forth in Section 4.17(c) of the Disclosure Schedule, each Benefit Plan (other than any multi-employer plan within the meaning of Section 3(37) of ERISA (each a “Multi-employer Plan”) that has been established, administered or maintained after

March 18, 2011 has been done so in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that the form of such Qualified Benefit Plan is so qualified under Section 401(a) of the Code, and to the Company’s Knowledge nothing has occurred after March 31, 2014 that would reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred after March 31, 2014 with respect to any Benefit Plan that has subjected or would reasonably be expected to subject the Company to a material penalty under Section 502(i) of ERISA or to a material tax or penalty under Section 4975 of the Code. Except as set forth in Section 4.17(c) of the Disclosure Schedule, all benefits, contributions and premiums relating to each Benefit Plan due after March 31, 2014 have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws, and all benefits accrued after March 31, 2014 under any unfunded Benefit Plan have been paid or adequately reflected on the Company’s books and records.

(d) With respect to each Benefit Plan (i) no such plan is a Multi-employer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA. No act or omission has occurred after March 31, 2014 that would cause the Company or any Subsidiary to incur any liability under Title IV of ERISA or Code Section 412 as a result of being treated as a single employer under Code Section 414(b), (c), (m) or (o) with any other Person (other than the Company or any Company Subsidiary).

(e) Except as set forth in Section 4.17(e) of the Disclosure Schedule and other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan currently provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its Subsidiaries has any liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits (excluding any liability that accrued on or prior to March 31, 2014).

(f) Except as set forth in Section 4.17(f) of the Disclosure Schedule, there is no pending or, to Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and to the Knowledge of the Company no Benefit Plan has after March 31, 2014 been the subject of an examination or audit by a Governmental Authority.

(g) Each Benefit Plan that is subject to Section 409A of the Code has been operated after March 31, 2014 in compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).

(h) Except as set forth in Section 4.17(h) of the Disclosure Schedule, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will

(either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former employee, director or natural person independent contractor of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 4.18 Employment Matters. The representations and warranties given in this Section 4.18 assume in their entirety the accuracy and completeness of the representations and warranties set forth in Section 3.14 of the Unit Purchase Agreement and the related sections of the Unit Purchase Agreement Disclosure Schedule.

(a) Except for such matters which would not have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization; (ii) there are no strikes, lockouts, slowdowns or work stoppages in effect or, to the Knowledge of the Company, threatened with respect to any employees of the Company or any of its Subsidiaries; and (iii) to the Knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries.

(b) The Company is in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance, excluding any noncompliance relating to actions or omissions occurring on or prior to March 31, 2014. All individuals characterized and treated after March 31, 2014 by the Company as independent contractors or consultants are properly treated after March 31, 2014 as independent contractors in all material respects under all applicable employment and labor Laws. All employees classified after March 31, 2014 as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects after March 31, 2014. There are no Actions against the Company pending, or to Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee, consultant or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

Section 4.19 Taxes. The representations and warranties given in this Section 4.19 assume in their entirety the accuracy and completeness of the representations and warranties set forth in Section 3.6 of the Unit Purchase Agreement and the related sections of the Unit Purchase Agreement Disclosure Schedule. Except as set forth in Section 4.19 of the Disclosure Schedule:

(a) All Taxes of the Company and its Subsidiaries due and owing for any period (or portion thereof) ending on or prior to the Closing Date have been or will be paid on or before the Closing Date. The Company and its Subsidiaries have duly and timely filed (or will file prior to the applicable due date) such returns and reports of Taxes as are required to be filed prior to Closing, and all such returns and reports are true, correct, and complete in all material respects. The Company and each of its Subsidiaries have duly and timely withheld all amounts required to be withheld. Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or Tax sharing agreement (other than commercial agreements entered into in the ordinary course of business the principal purpose of which is unrelated to Taxes) with any person other than the Company and its Subsidiaries that will impose any obligation for Taxes arising after the Closing Date. No Subsidiary has ever constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. There are no Encumbrances for Taxes on any of the Company’s or its Subsidiaries’ assets other than Permitted Encumbrances. There are no pending or, to the Knowledge of the Company, threatened, proceedings with respect to Taxes of the Company or any of its Subsidiaries, and there are no outstanding waivers or extensions of statutes of limitations with respect to assessments of Taxes of the Company or any of its Subsidiaries. No agreement or arrangement regarding compensation of any employee requires any payments which will result in the disallowance of any Tax deduction for Parent pursuant to Section 162(m), 404 or 280G of the Code or an excise Tax to the recipient of such payment pursuant to Section 4999 of the Code. None of the Company or any Subsidiaries will be required to include any item of income or gain in, or be required to exclude any item of deduction or loss from, any period ending after the Closing Date as a result of any (i) change in accounting method made by the Company or any Subsidiary prior to the Closing, (ii) closing or similar agreement with any taxing authority entered into by the Company or any Subsidiary prior to the Closing, (iii) election under Code Section 108(i) made prior to the Closing, (iv) use of an improper accounting method in a Pre-Closing Tax Period, (v) installment sale or open transaction made prior to the Closing, (vi) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law); or (vii) prepaid amount received on or prior to the Closing Date. The Company is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority. No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company. The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise. The Company has never made an election to be treated as an S-corporation for US federal, state, local or foreign tax purposes. The Company has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. The Company has not taken any action that would defer a liability for Taxes of the Company from any Pre-Closing Tax Period to any Post-Closing Tax Period. PCF is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1)

of the Code and Treasury Regulations Section 1.6011-4(b). The Company is not aware of any facts or circumstances that would prevent the Merger and Subsequent Merger, considered together as a single integrated transaction for federal income tax purposes, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) Section 4.19 of the Disclosure Schedule sets forth all foreign jurisdictions in which the Company files Tax Returns. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-9. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(c) None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code.

(d) Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in this Section 4.19 shall be the only representations or warranties in this Agreement with respect to Tax matters.

Section 4.20 Brokers. Except for KPMG Corporate Finance LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or based upon arrangements made by or on behalf of the Company.

Section 4.21 Full Disclosure. No representation or warranty by PCF in this Article IV, as qualified by the Disclosure Schedule, contains any untrue statement of a material fact or, to the Knowledge of the Company, omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 4.22 No Representations or Warranties Regarding Periods Prior to April 1, 2014; Disclaimer of Additional Representations and Warranties. Notwithstanding anything to the contrary in this Article IV, except as expressly set forth in Section 4.01, the Company makes no representations or warranties with respect to any period of time prior to April 1, 2014 (including with respect to any state of facts, circumstance, act, occurrence, omission which occurred or existed at any time before April 1, 2014 or any continuation thereof after March 31, 2014). EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV AND ARTICLE V AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 9.02(d)(v), NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR PCF MAKES, HAS MADE OR SHALL BE DEEMED TO MAKE OR HAVE MADE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AND THE COMPANY AND ITS SUBSIDIARIES HEREBY EXPRESSLY DISCLAIM ANY SUCH OTHER REPRESENTATIONS AND WARRANTIES. Without limiting the generality of the foregoing, notwithstanding anything to the contrary in this Agreement, none of the Company, any of its Subsidiaries or PCF makes, has made or shall be deemed to make or have made any representation or warranty to the Parent, Merger Sub, Acquisition Sub or the Surviving Corporation with respect to (a) the future operating or financial performance of the Company or its Subsidiaries or any estimates, projections, forecasts, plans, budgets or similar materials or information relating to the future operating or financial performance of the Company or its Subsidiaries (including, without limitation, future revenues, expenses, expenditures or results of operations) heretofore or hereafter delivered or made available to the Parent, Merger Sub, Acquisition Sub or the Surviving Corporation or any of their respective agents or representatives, or (b) except as expressly covered by a representation and warranty contained in this Article IV, Article V or the certificate delivered pursuant to Section 9.02(d)(v), any other information or documents (financial or otherwise) heretofore or hereafter delivered or made available to the Parent, Merger Sub, Acquisition Sub or the Surviving Corporation or any of their respective agents or representatives with respect to the Company or its Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PCF

PCF represents and warrants to Parent that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date:

Section 5.01 Organization and Authority of PCF. PCF is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. PCF has full limited liability company power and authority to enter into this Agreement and the Stockholders Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by PCF of this Agreement and the Stockholders Agreement, the performance by PCF of its obligations hereunder and thereunder and the consummation by PCF of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of PCF. Each of this Agreement and the Stockholders Agreement has been duly executed and delivered by PCF, and (assuming due authorization, execution and delivery by the other parties thereto) each of this Agreement and the Stockholders Agreement constitutes a legal, valid and binding obligation of PCF enforceable against PCF in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.02 No Conflicts; Consents. The execution, delivery and performance by PCF of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of PCF; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to PCF; or (c) require the consent, notice or other action by any Person under any Contract to which PCF is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to PCF in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.03 Legal Proceedings. There are no Actions pending or, to PCF’s knowledge, threatened against or by PCF or any Affiliate of PCF that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to or serve as a basis for any such Action.

Section 5.04 Brokers. Except for KPMG Corporate Finance LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or based upon arrangements made by or on behalf of PCF.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to PCF that the statements contained in this Article VI are true and correct as of the date hereof and as of the Closing Date:

Section 6.01 Organization and Authority of Parent, Merger Sub and Acquisition Sub. Each of Parent, Merger Sub and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent, Merger Sub and Acquisition Sub has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent, Merger Sub and Acquisition Sub of this Agreement, the Convertible Note and the Stockholders Agreement and the performance by each of Parent, Merger Sub and Acquisition Sub of its obligations hereunder and thereunder and the consummation by each of Parent, Merger Sub and Acquisition Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent, Merger Sub and Acquisition Sub. This Agreement, the Convertible Note and the Stockholders Agreement has been duly executed and delivered by Parent, Merger Sub and Acquisition Sub, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of Parent, Merger Sub and Acquisition Sub enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 6.02 No Conflicts; Consents. The execution, delivery and performance by Parent of this Agreement, the Convertible Note and the Stockholders Agreement and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Parent; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent; or (c) require the consent, notice or other action by any Person under any Contract to which Parent is a party. Except as set forth in Section 6.02 of the Parent Disclosure Schedule, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent in connection with the execution and delivery of this Agreement, the Convertible Note and the Stockholders Agreement and the consummation of the transactions contemplated hereby and thereby.

Section 6.03 Ownership of Merger Sub and Acquisition Sub; No Prior Activities. Merger Sub and Acquisition Sub were formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the outstanding capital stock of Merger Sub and Acquisition Sub is, and at the Effective Time will be, owned directly by Parent. Except for obligations or liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, Merger Sub and Acquisition Sub have not, and prior to the Effective Time will not have, incurred, directly or indirectly through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 6.04 Investment Purpose. Parent is acquiring the Capital Stock solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Parent acknowledges that the Capital Stock is not registered under the Securities Act or any state securities laws, and that the Capital Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 6.05 Legal Proceedings. There are no Actions pending or, to Parent’s Knowledge, threatened against or by Parent or any Affiliate of Parent that (i) challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, or (ii) that would reasonably be expected to result in a Parent Material Adverse Effect if determined adversely to Parent. No event has occurred or circumstances exist that may give rise to or serve as a basis for any such Action.

Section 6.06 Issuance of Shares. The shares of Parent Common Stock representing the Share Consideration, when issued in accordance with this Agreement, and the shares of Parent Common Stock issuable upon the conversion of the Convertible Note, when issued in accordance with the Convertible Note, will be duly authorized and validly issued, and will be fully paid and non-assessable and will not have been issued in violation of any preemptive or similar rights of any Person. Parent has reserved a sufficient number of shares to Parent Common Stock to permit the conversion of the Convertible Note.

Section 6.07 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

Section 6.08 Capitalization.

(a) Parent has an authorized capitalization consisting of 300,000,000 shares of Parent Common Stock and 50,000,000 shares Preferred Stock, par value $0.01, of which (i) 17,176,818 is designated as Class 3 Preference Shares and (ii) 10,912,265 Class 4 Preference Shares. As of December 15, 2014 (i) 178,113,534 shares of Parent Common Stock are issued and outstanding, (ii) 17,176,818 shares of the Class 3 Preference Shares are issued and outstanding and (iii) 10,912,265 shares of the Class 4 Preference Shares are issued and outstanding. All the issued and outstanding shares of Parent’s capital stock have been duly authorized and validly issued, are fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights of any Person.

(b) Except as set forth in Parent’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 filed with the Securities and Exchange Commission on November 6, 2014, and except as set forth in Section 6.08 of the Parent Disclosure Schedule (i) there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any capital stock of Parent or any securities or debt convertible into or exchangeable for capital stock of Parent or obligating Parent to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract, and (ii) there are no voting agreements, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to any capital stock of Parent. Parent has provided to PCF a true and complete copy of Parent’s certificate of incorporation and bylaws, in each case, as amended through the date hereof.

Section 6.09 SEC Filings; Financial Statements.

(a) As of the time filed with the SEC and the Canadian securities regulatory authorities (the “CSA”) (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the registration statements, proxy statements, Parent Certifications (as defined below) and other statements, reports, schedules, forms, exhibits and other documents filed by Parent with the SEC or the CSA, including all amendments thereto since January 1, 2012 (collectively, the “Parent Continuous Disclosure Documents”) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), or the applicable requirements under the applicable securities laws, regulations and policies (the “Canadian Securities Laws”) and (ii) none of the Parent Continuous Disclosure Documents, as amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in Section 6.09(a) of the Parent Disclosure Schedules, all statements, reports, schedules, forms, exhibits and other documents required to have been filed by Parent with the SEC or the CSA since January 1, 2012 have been so filed on a timely basis (taking into account any valid extension of such time of filing by the SEC or the CSA). Each of the certifications and statements relating to the Parent Continuous Disclosure Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or the CSA or applicable to the Parent Continuous Disclosure Documents, as amended (collectively, the “Parent Certifications”) is accurate and complete, and complies as to form and content with all applicable Laws, including the Canadian Securities Laws. As used in this Section 6.09, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC, the CSA or any member of their staff in accordance with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) or the Canadian Securities Laws.

(b) Parent maintains a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

(c) Parent is, and has been at all times since January 1, 2012, in compliance in all material respects with the Securities, Act the Exchange Act and the Canadian Securities Laws and the applicable listing requirements on the Toronto Stock Exchange, and has not since January 1, 2012 received any notice asserting any non-compliance with the Securities Act, the Exchange Act, the Canadian Securities Laws or the listing requirements of the Toronto Stock Exchange.

(d) The financial statements (including any related notes) contained or incorporated by reference in the Parent Continuous Disclosure Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which were or will be material); and (iii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries and changes in stockholders’ equity of Parent for the periods covered thereby. No financial statements of any Person other than Parent and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of Parent.

(e) Section 6.09(e) of the Parent Disclosure Schedule lists, and Parent has delivered or made available to PCF accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) currently in effect or effected by Parent or any of its Subsidiaries since January 1, 2012. None of Parent or any of its Subsidiaries has any obligation or other commitment to become a party to any such “off-balance sheet arrangements” in the future.

Section 6.10 Tax Matters. Parent has filed (or has obtained an extension of time within which to file) all Tax Returns required to be filed on or before the date of this Agreement and has paid all Taxes shown as due on such Tax Returns, except where the failure to so file or the failure to so pay would not have a Parent Material Adverse Effect. Parent is not aware of any facts or circumstances that would prevent the Merger and Subsequent Merger, considered together as a single integrated transaction for federal income tax purposes, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 6.11 Compliance with Law. Parent is not in violation of or in default, in any material respect, under any applicable Law by which Parent or any of its assets are bound or affected except as would not reasonably be expected to result in a Parent Material Adverse Effect. To the Knowledge of Parent, neither Parent nor any of its Affiliates, nor any other Person (for or on behalf of Parent or any Affiliate of Parent) has, directly or indirectly, (a) made, received, or offered to make or receive, any payment which was not legal to make, to receive, or to offer; (b) made an illegal political contribution; or (c) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

Section 6.12 Absence of Certain Changes, Events and Conditions. Between September 30, 2014 and the date of this Agreement, there has not been, with respect to Parent or any of its Subsidiaries, any event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.13 Sufficiency of Assets. To the actual Knowledge of Parent (without any requirement for due inquiry), Parent owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property that is material to the business of Parent.

Section 6.14 Full Disclosure. No representation or warranty by Parent in this Article VI contains any untrue statement of a material fact or, to the Knowledge of Parent, omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 6.15 Disclaimer of Additional Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE VI AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 9.03(d)(iii), PARENT HAS NOT MADE NOR SHALL BE DEEMED TO HAVE MADE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AND PARENT HEREBY EXPRESSLY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS AND WARRANTIES. Without limiting the generality of the foregoing, notwithstanding anything to the contrary in this Agreement, Parent does not make, has not made nor shall be deemed to make or have made any representation or warranty to the PCF or the Company with respect to (a) the future operating or financial performance of Parent or its Subsidiaries or any estimates, projections, forecasts, plans, budgets or similar materials or information relating to the future operating or financial performance of Parent or its Subsidiaries (including, without limitation, future revenues, expenses, expenditures or results of operations) heretofore or hereafter delivered or made available to Parent or the Company or any of their respective agents or representatives, or (b) except as expressly covered by a representation and warranty contained in this Article VI, or the certificate delivered pursuant to Section 9.03(d)(iii), any other information or documents (financial or otherwise) heretofore or hereafter delivered or made available to PCF or the Company or any of their respective agents or representatives with respect to Parent or its Subsidiaries.

ARTICLE VII

COVENANTS

Section 7.01 Conduct of Business by the Company and Parent.

(a) For the period commencing on the date hereof and ending on the earlier of the termination of this Agreement and the Closing Date, the Company shall use its commercially reasonable best efforts to conduct its business in the ordinary course and except as explicitly contemplated by this Agreement, except as required by Law, except as set forth in Section 7.01(a) of the Disclosure Schedule, or except as otherwise consented to by Parent in writing, the Company shall:

(i) not take or permit any action that would cause any of the changes, events or conditions described in Section 4.08 to occur (other than those described in Section 4.08(a) or Section 4.08(h));

(ii) preserve and maintain all of its material Permits;

(iii) maintain the material, tangible properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(iv) use its commercially reasonable efforts to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(v) defend and protect its properties and assets from infringement or usurpation in a manner consistent with past practice;

(vi) assuming the accuracy and completeness of the representations and warranties in Section 3.10 of the Unit Purchase Agreement, perform in all material respects its obligations under all Material Contracts;

(vii) maintain its books and records in accordance with past practice; and

(viii) assuming the accuracy and completeness of the representations and warranties in Section 3.12 of the Unit Purchase Agreement, comply in all material respects with all applicable Laws.

(b) For the period commencing on the date hereof and ending on the earlier of the termination of this Agreement and the Closing Date, Parent shall use its commercially reasonable best efforts to conduct its business in the ordinary course and except as explicitly contemplated by this Agreement, except as required by Law, except as set forth on Schedule 7.01(b), or except as otherwise consented to by PCF in writing, Parent shall:

(i) not amend its Organizational Documents or those of any of its Subsidiaries;

(ii) not split, combine or reclassify any of its equity interests or any of its Subsidiaries’ equity interests;

(iii) not issue, sell or otherwise dispose of, or create any Encumbrance on, any of its equity interests or any of its Subsidiaries’ equity interests, or grant any options,

warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity interests or any of its Subsidiaries’ equity interests, except, in each case, (x) in connection with the exercise of any warrants or options of Parent which are issued and outstanding as of the date hereof and (y) for the issuance by Parent of any of its options or restricted stock in the ordinary course of business consistent with its past practices;

(iv) preserve and maintain all of its material Permits;

(v) maintain the material, tangible properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(vi) use its commercially reasonable efforts to continue in full force and effect without modification all of its insurance policies, except as required by applicable Law;

(vii) defend and protect its properties and assets from infringement or usurpation in a manner consistent with past practice;

(viii) perform in all material respects its obligations under all of its material Contracts;

(ix) maintain its books and records in accordance with past practice; and

(x) comply in all material respects with all applicable Laws.

Section 7.02 Inspection and Access to Information.

(a) From the date hereof until the earlier of the termination of this Agreement or the Closing, the Company will (i) provide Parent, its employees, accountants, counsel, financial advisors, lenders, auditors and other authorized representatives, upon reasonable prior notice, reasonable access, during normal business hours, to the properties, books and records of the Company, and (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company as such Persons may reasonably request.

(b) All information provided or obtained in connection with the transactions contemplated hereby will be held in accordance with the Mutual Nondisclosure Agreement, dated July 15, 2014, between Parent and the Company (the “Confidentiality Agreement”). In the event of a conflict or inconsistency between the terms hereof and the Confidentiality Agreement, the terms hereof will govern.

Section 7.03 No Solicitation of Other Bids.

(a) Until the earlier of the Closing and such time as this Agreement is terminated in accordance with Article X, except for the transactions with Parent contemplated by this Agreement, PCF shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. PCF shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons (other than Parent and its Affiliates and their respective Representatives) conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving the Company; (ii) the issuance or acquisition of securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b) PCF agrees that the rights and remedies for noncompliance with this Section 7.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

Section 7.04 Commercially Reasonable Efforts; Further Assurances; Cooperation.

(a) Subject to the other provisions hereof, each of the Parties shall use its commercially reasonable efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all consents described on Section 4.05(a) of the Disclosure Schedule and Section 6.02 of the Parent Disclosure Schedule and all regulatory and Toronto Stock Exchange approvals and to satisfy all conditions to its obligations hereunder and to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Termination Date, in accordance with the terms hereof and shall cooperate fully with each of the other Parties and its officers, directors, employees, agents, counsel, accountants and other designees in connection with any step required to be taken as a part of its obligations hereunder.

Section 7.05 Company Stockholder Approval. Promptly following the execution of this Agreement, the Company shall solicit the Company Stockholder Approval, and the Company shall promptly notify Parent in writing when the Company Stockholder Approval has been obtained and shall provide to Parent a copy of the written consent in lieu of a meeting of stockholders evidencing the Company Stockholder Approval promptly following the execution and delivery thereof to the Company.

Section 7.06 Confidentiality. From and after the Closing, PCF shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that PCF can show that such information (a) is or becomes generally available to or is within the public domain (other than as a result of a breach of this Section 7.06 by PCF, any of its Affiliates or their respective Representatives); (b) is or becomes lawfully acquired by PCF, any of its Affiliates or their respective Representatives from and after the Closing from sources which PCF or such Affiliate or Representative concludes after reasonable inquiry are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (c) is independently conceived, discovered or developed by PCF or any of its Affiliates or their respective Representatives without use of any confidential information of the Company. If PCF or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, PCF shall promptly notify Parent in writing and shall disclose only that portion of such information which PCF is advised by its counsel is legally required to be disclosed; provided, that PCF shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding anything to the contrary herein, nothing herein shall prohibit or otherwise restrict PCF or any of its Affiliates or their respective Representatives from disclosing any information in connection with any litigation or other Action or to otherwise enforce such Person’s rights under this Agreement, the Stockholders Agreement or the Convertible Note.

Section 7.07 Resale Restrictions on Common Stock. PCF understands and acknowledges that the shares of Parent Common Stock to be issued in connection with the transaction will be subject to resale restrictions under applicable securities laws and PCF agrees to comply with such restrictions. For purposes of complying with such securities laws, PCF understands and acknowledges that upon the issuance of the Share Consideration, all the certificates representing the Share Consideration, as well as all certificates issued in exchange for or in substitution of the foregoing securities, shall bear the following legend:

“THE SECURITIES REPRESENTED HEREBY, AND THE SECURITIES ISSUABLE UPON EXERCISE OF THE SECURITIES REPRESENTED HEREBY, HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (C) IN COMPLIANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY, TO SUCH

EFFECT. THE HOLDER MAY NOT ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THESE SECURITIES EXCEPT IN COMPLIANCE WITH THE U.S. SECURITIES ACT.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE             , 20151.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE; HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF THE TORONTO STOCK EXCHANGE BEFORE             , 2015 SINCE THEY ARE NOT FREELY TRANSFERABLE BEFORE             , 2015, AND CONSEQUENTLY, ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON THE TORONTO STOCK EXCHANGE BEFORE             , 2015.”

Section 7.08 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 7.09 Audited Financial Statements. PCF agrees to cooperate in good faith, and to use its commercially reasonable efforts to cause Rovi Corporation to cooperate, with Parent and its Representatives in connection with the preparation of the Company’s audited financial statements consisting of the balance sheet of the Company as at December 31, 2013 and the related statements of income and comprehensive income, changes in stockholders’ equity and cash flows for the twelve months then ended and the balance sheet of the Company as at March 31, 2014 and the related statements of income and comprehensive income, changes in stockholders’ equity and cash flows for the three (3) month period then ended.

Section 7.10 Directors’ and Officers’ Indemnification.

(a) For a period of six years following the Effective Time, Parent shall cause the Company to maintain in effect in the Company’s organizational documents or indemnification agreements the provisions regarding limitation of liability and indemnification of current or former directors, officers and employees of the Company (the “Company Indemnified Parties”), and the advancement of expenses incurred contained in the certificates of incorporation, bylaws, other organizational documents or indemnification agreements of the Company, immediately prior to the Effective Time and shall honor and fulfill to the fullest extent permitted by applicable law such limitation of liability and indemnification obligations. Subsequent to the Effective Time, Parent also agrees to cause the Company to indemnify and advance expenses to the Company Indemnified Parties to the same extent as provided in the preceding sentence.

[1]	NTD: Date will be the date that is 4 months and a day after the issuance date.

(b) Prior to the Effective Time, the Company shall purchase a run off (i.e., “tail”) policy or endorsement with respect to the current policy of directors’ and officers’ liability insurance covering claims asserted within six years after the Effective Time arising from facts or events that occurred at or before the Effective Time. Such policies or endorsements shall name as insureds thereunder all present and former directors and officers of the Company. For a period of six years following the Effective Time, Parent shall cause the Surviving Corporation to maintain (or cause to be maintained), in effect, the current policy of directors’ and officers’ liability insurance maintained by the Company (provided, that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the insured parties thereunder) with respect to claims arising from facts or events that occurred at or before the Effective Time.

(c) If Parent or the Surviving Corporation or any of the successors or assigns of Parent or the Company (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any other Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation (as the case may be) shall assume all of the obligations set forth in this Section 7.10. This Section 7.10: (A) shall survive the consummation of the Merger and the Effective Time and the Subsequent Merger; (B) is intended for the benefit of, and will be enforceable by, each Company Indemnified Party and his or her heirs and Representatives; (C) shall be binding on all successors and assigns of Parent and the Surviving Corporation; and (D) provides rights that are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Company Indemnified Party, or any heir or Representative of any Company Indemnified Party, may have by contract or otherwise.

Section 7.11 Undertakings of Parent. Parent shall perform, or cause to be performed, when due, all obligations of Merger Sub and Acquisition Sub under this Agreement.

Section 7.12 Release and Waiver. Effective upon the Closing, Parent hereby irrevocably waives, releases and discharges PCF and its Affiliates and Representatives (including, without limitation, Parallax Capital Partners), and each of their respective officers, directors, employees, partners, members, managers, agents and representatives, from any and all liabilities, debts or obligations to the Surviving Corporation, its Subsidiaries, Merger Sub, Acquisition Sub and Parent of any or nature kind whatsoever, whether in its capacity as a stockholder of the Company hereunder or otherwise (including, without limitation, in respect of rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, in each case except for liabilities of PCF arising out of or relating to this Agreement, the Convertible Note and the Stockholders Agreement.

Section 7.13 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 7.14 Supplements to Disclosure Schedule. Following the date of this Agreement and prior to the Closing, PCF or the Company may disclose to Parent upon discovery thereof any variances from the representations and warranties contained in Article IV or Article V which arise or become known to the Company or PCF after the date hereof by delivery to Parent prior to the Closing of one or more supplements to the Disclosure Schedule (each, a “Disclosure Supplement”). Each Disclosure Supplement shall be in writing and shall be delivered in accordance with the procedure set forth for notices in Section 12.02. Each Disclosure Supplement may describe facts, circumstances, or conditions that: (i) did not exist on or have changed since the date hereof (“New Information”); or (ii) existed on the date hereof (“Correcting Information”). The accuracy of any representation or warranty of the Company or PCF for purposes of this Agreement (including, without limitation, for purposes of Sections 8.03(a) and Section 11.02(a) but not Section 9.02(a)) shall be assessed in light of (and such representations and warranties shall be deemed in all respects (other than for purposes of Section 9.02(a)) to be qualified by) any New Information set forth in any Disclosure Supplement (but not any Correcting Information).

ARTICLE VIII

TAX MATTERS

Section 8.01 Tax Covenants.

(a) Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), PCF shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, or take any other action that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent or the Company in respect of any Post-Closing Tax Period. Without the prior written consent of PCF (which consent shall not be unreasonably withheld, conditioned or delayed), Parent (nor, after the Closing, the Company or its Subsidiaries) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, or take any other action that would have the effect of increasing the Tax liability or reducing any Tax asset of PCF or the Company in respect of any Pre-Closing Tax Period.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid one-half by PCF and one-half by Parent when due. Parent shall, at its own expense, duly and timely file any Tax Return or other document with respect to such Taxes or fees (and PCF shall cooperate with respect thereto as necessary). Parent shall provide PCF a copy of such Tax Return promptly after filing together with proof of payment of any Tax shown thereon to be due.

(c) Parent shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Parent to PCF (together with schedules, statements and, to the extent requested by

PCF, supporting documentation) at least forty five (45) days prior to the due date (including extensions) of such Tax Return, accompanied by an allocation between the Pre-Closing Tax Period and the Post-Closing Tax Period, if any, in accordance with the principles of Section 8.04, of the Taxes shown to be due on such Tax Return. If any such Tax Return shows a net operating loss, the Company (or the relevant Subsidiary) shall carryback such net operating loss to previous Pre-Closing Tax Periods to the maximum extent permitted by applicable law. If PCF objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and PCF shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and PCF are unable to reach such agreement within ten (10) days after receipt by Parent of such notice, the disputed items shall be resolved by KPMG or another nationally recognized accounting firm agreed to in writing by Parent and PCF (the “Accounting Referee”) and any determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent and then amended to reflect the Accounting Referee’s resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Parent and PCF.

(d) The preparation and filing of any Tax Return of the Company relating to a Post-Closing Tax Period shall be exclusively within the control of Parent; provided, however, that if a position on any such Tax Return could give rise to an indemnification claim under this Article VIII, then the provisions of Section 8.01(c) shall apply in lieu of this Section 8.01(d).

(e) Parent shall cause the Company and its Subsidiaries eligible to do so to (i) join Parent’s “consolidated group” (within the meaning of Treasury Regulation Section 1.1502-1(h)) effective as of the beginning of the date following the Closing Date and (ii) to the extent permitted by applicable Law, treat the Closing Date as the last date of a Tax period of the Company and such Subsidiaries (the “Agreed Tax Treatment”). Each party hereto shall file all Tax Returns consistently with the Agreed Tax Treatment and shall not take any position inconsistent therewith.

(f) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. Following the Effective Time and for a period of one year thereafter, (i) Parent will not, directly or indirectly through a person related to Parent, redeem, repurchase, or otherwise acquire any of its stock or make any dividend or other distribution with respect to its stock other than regular, normal dividends or distributions and common stock acquired in the ordinary course of business in connection with employee incentive and benefit programs, and (ii) Parent will continue the historic business of the Company or use a significant portion of the historic business assets of the Company in a business. None of PCF, Parent, or any of their Affiliates will take any position on any Tax Return that is inconsistent with the treatment of the Merger and the Subsequent Merger, considered together as a single integrated transaction for federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Code.

(g) Immediately following the Merger, the Intermediate Surviving Corporation shall merge with and into Acquisition Sub. From and after the effectiveness of the Subsequent Merger, the separate corporate existence of the Intermediate Surviving Corporation shall cease and Acquisition Sub shall continue as the surviving entity in the Subsequent Merger and all of the rights and obligations of the Intermediate Surviving Corporation under this Agreement shall be deemed the rights and obligations of the Surviving Corporation.

Section 8.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements and arrangements (whether written or not) binding upon the Company and any of its Subsidiaries shall be terminated as of the Closing Date. After such date neither the Company, PCF nor any of PCF’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 8.03 Tax Indemnification. Except to the extent treated as a liability in the calculation of Final Closing Working Capital and except to the extent attributable to Tax periods (or portions thereof) prior to April 1, 2014, PCF shall indemnify Parent and each Parent Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.19; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VIII; (c) all Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member after March 31, 2014 and on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable or similar provisions of applicable Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring after March 31, 2014 and before the Closing Date. PCF shall reimburse Parent for any Taxes of the Company that are the responsibility of PCF pursuant to this Section 8.03 within fifteen (15) Business Days after PCF agrees in writing to pay such Tax or such Taxes are determined by a final non-appealable order of a court pursuant to Section 12.10 to be payable by PCF pursuant to this Section 8.03. Notwithstanding anything to the contrary in this Agreement, the Parent Indemnitees shall not have any right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes (i) are attributable to Tax periods (or portions thereof) beginning after the Closing Date, (ii) are due to the unavailability in any Tax period (or portion thereof) beginning after the Closing Date of any net operating losses, credit or other Tax attributes from a Tax period (or portion thereof) ending on or prior to the Closing Date, (iii) result from transactions or action taken by Parent or any of its Affiliates (including, for the avoidance of doubt, the Company and its Subsidiaries) after the Closing that are not contemplated by this Agreement, or (iv) do not arise from a Tax Claim.

Section 8.04 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(b) in the case of Taxes based upon, or related to, income or receipts, deemed equal to the amount which would be payable if the taxable year ended on the Closing Date; and

(c) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 8.05 Contests. Parent agrees to give written notice to PCF within ten (10) days of the receipt of any written notice by the Company, Parent, or any of Parent’s Affiliates which involves the assertion of any claim, demand or audit by a Governmental Authority, or the commencement of any Action, in respect of which an indemnity may be sought by Parent pursuant to this Article VIII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Parent’s right to indemnification hereunder except to the extent the indemnifying party has been materially prejudiced as a result of such failure. Parent shall control the contest or resolution of any Tax Claim; provided, however, that Parent shall obtain the prior written consent of PCF (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that PCF shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of such separate counsel and PCF’s participation shall be borne solely by PCF.

Section 8.06 Cooperation and Exchange of Information. PCF and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VIII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, work papers and documents relating to rulings or other determinations by tax authorities. Each of PCF and Company shall retain all Tax Returns, schedules and work papers and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns, schedules, work papers and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules, work papers and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, PCF or Parent (as the case may be) shall provide the other Party with reasonable written notice and offer the other Party the opportunity to take custody of such materials.

Section 8.07 Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VIII shall be treated as an adjustment to the Merger Consideration by the parties for all purposes, unless otherwise required by Law.

Section 8.08 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.19 and this Article VIII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

Section 8.09 Overlap. To the extent that any obligation or responsibility pursuant to Article XI may overlap with an obligation or responsibility pursuant to this Article VIII, the provisions of this Article VIII shall govern.

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.01 Conditions to Each Party’s Obligations. The respective obligations of the Parent, Merger Sub, Acquisition Sub, PCF and the Company to effect the transactions contemplated hereby shall be subject to the following conditions, any of which, if not fulfilled may be waived (in writing) by such Parties:

(a) The Company Stockholder Approval shall have been obtained.

(b) Parent shall have obtained from the Toronto Stock Exchange conditional approval, reasonably satisfactory to Parent and PCF, for the issuance to PCF, of the Share Consideration and the Convertible Note, including the shares of Parent Common Stock issuable upon the conversion of the Convertible Note.

(c) There shall be no Law enacted, adopted, promulgated or enforced, or any Action pending, or any ruling, judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction in effect, that makes consummation of the Merger illegal or otherwise prohibited substantially on the terms contemplated by this Agreement; provided, however, that Parent, Merger Sub, Acquisition Sub, PCF and the Company shall have used commercially reasonable efforts to resist, resolve or lift, as applicable, any such Law, Action, ruling, judgment, injunction, order or decree.

Section 9.02 Conditions to Obligations of Parent, Merger Sub and Acquisition Sub. The obligations of Parent, Merger Sub and Acquisition Sub to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any of which, if not fulfilled, may be waived (in writing) by Parent:

(a) The representations and warranties of the Company contained in Article IV of this Agreement and of PCF contained in Article V of this Agreement, disregarding all qualifications contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date) except where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect.

(b) Each of the Company and PCF shall have performed in all material respects the covenants and agreements required to be performed by it hereunder at or prior to the Closing.

(c) Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d) At or prior to the Closing, PCF shall deliver or cause to be delivered to Parent the following:

(i) A certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 9.02(a) and Section 9.02(b) applicable to the Company are satisfied, in form and substance reasonably acceptable to Parent.

(ii) A certificate of an authorized officer of PCF, dated as of the Closing Date, to the effect that the conditions specified in Section 9.02(a) and Section 9.02(b) applicable to PCF are satisfied, in form and substance reasonably acceptable to Parent.

(iii) All Company Specified Approvals.

(iv) Certificates representing the issued and outstanding Capital Stock owned by PCF, duly endorsed in blank by PCF or accompanied by stock powers duly executed in blank by PCF.

(v) A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are (i) true and complete copies of all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, (ii) a true, correct and complete copy of the Company Stockholder Approval, (iii) a true and correct copy of the Unit Purchase Agreement and the Unit Purchase Agreement Disclosure Schedule and (iv) the names and signatures of the officers of PCF authorized to sign this Agreement, and the other documents to be delivered hereunder.

(vi) Written resignations, effective as of the Closing Date, of the board of directors or other governing body and officers of the Company and its Subsidiaries.

(vii) A good standing certificate for the Company from the Secretary of State of the State of Delaware.

(viii) A certificate pursuant to Treasury Regulations Section 1.1445-2(b) that PCF is not a foreign person or disregarded entity within the meaning of Section 1445 of the Code.

(ix) A Stockholders Agreement in the form attached hereto as Exhibit C (the “Stockholders Agreement”), duly executed by PCF.

Section 9.03 Conditions to Obligations of the Company and PCF. The obligations of the Company and PCF to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any of which, if not fulfilled may be waived (in writing) by the Company and PCF:

(a) The representations and warranties of Parent contained in Article VI of this Agreement, disregarding all qualifications contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Each of Parent, Merger Sub and Acquisition Sub shall have performed in all material respects the covenants and agreements required to be performed by it hereunder at or prior to the Closing.

(c) Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

(d) At or prior to the Closing, Parent shall deliver or cause to be delivered to PCF the following:

(i) A certificate of an authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions specified in Section 9.03(a) and Section 9.03(b) are satisfied, in form and substance reasonably acceptable to PCF.

(ii) All approvals, consents and waivers that are listed on Section 6.02 of the Parent Disclosure Schedule with executed counterparts.

(iii) A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent certifying that (i) the resolutions attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and (ii) the names and signatures of the officers of Parent authorized to sign this Agreement and the other documents to be delivered hereunder.

(iv) A stock certificate issued to PCF representing the shares constituting the Share Consideration.

(v) The Convertible Note, duly executed by Parent.

(vi) The Stockholders Agreement, duly executed by Parent and each other party thereto other than PCF.

ARTICLE X

TERMINATION

Section 10.01 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of PCF and Parent;

(b) by either PCF or Parent, either of whom may act, if the Closing shall not have been consummated on or before the date that is ninety (90) days after the date hereof (“Termination Date”); provided, however that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any party whose failure to perform any material obligation under this Agreement is the cause of such delay;

(c) by either PCF or Parent, either of whom may act, if there shall be any applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction; provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(c) shall not be available to any party whose breach of any provision of this Agreement causes or results in the imposition of such order, decree or judgment or the failure of such order, decree or judgment to be resisted, resolved or lifted, as applicable;

(d) by PCF, if either (i) Parent, Merger Sub or Acquisition Sub fails to perform any covenant contained in this Agreement when performance thereof is due such that the condition in Section 9.03(b) would not be satisfied and does not cure the failure within twenty (20) days after PCF delivers written notice thereof, or (ii) Parent, Merger Sub or Acquisition Sub materially breaches a representation or warranty set forth in Article VI such that the condition in Section 9.03(a) would not be satisfied and does not cure the breach within twenty (20) days after PCF delivers written notice thereof;

(e) by Parent, if either (i) PCF or the Company fails to perform any covenant contained in this Agreement when performance thereof is due such that the condition in Section 9.02(b) would not be satisfied and does not cure the failure within twenty (20) days after Parent delivers written notice thereof, or (ii) PCF or the Company materially breaches a representation or warranty set forth in Article IV or Article V such that the condition in Section 9.02(a) would not be satisfied and does not cure the breach within twenty (20) days after the Parent delivers written notice thereof; or

The party desiring to terminate this Agreement pursuant to this Article X shall give written notice of such termination to the other party.

Section 10.02 Effect of Termination. In the event of termination of this Agreement pursuant to this Article X, this Agreement shall forthwith become void and there shall be no obligation on the part of any Party (or any of its stockholders, members, partners, officers, directors, managers, employees, consultants, agents or representatives) to any other Party. The provisions of Section 7.02(b), Article XII and this Article X shall survive any termination of this Agreement pursuant to Section 10.01. Notwithstanding the foregoing, nothing contained in this Section 10.02 shall relieve (i) the Company from liability to the extent that such termination results from the willful and material breach by the Company of this Agreement, (ii) PCF from liability to the extent that such termination results from the willful and material breach by PCF of this Agreement or (iii) Parent from liability to the extent that such termination results from the willful and material breach by Parent, Merger Sub or Acquisition Sub of this Agreement.

ARTICLE XI

INDEMNIFICATION

Section 11.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 4.19 (Taxes) which are subject to Article VIII) shall survive the Closing and shall remain in full force and effect until, and shall terminate and expire on, the first anniversary of the Closing Date; provided, that (i) the representations and warranties in Section 4.02 (Organization, Authority and Qualification of the Company), Section 4.03 (Capitalization), Section 4.20 (Brokers), Section 5.01 (Organization and Authority of PCF), Section 5.04 (Brokers), Section 6.01 (Organization and Authority of Parent, Merger Sub and Acquisition Sub), Section 6.06 (Issuance of Shares), Section 6.07 (Brokers) and Section 6.08 (Capitalization) shall survive until and terminate on the fourth anniversary of the Closing Date (the representations and warranties listed in this clause (i) of this proviso shall be referred to in this Agreement collectively as the “Fundamental Representations”), and (ii) the representations and warranties in Section 4.12 (Intellectual Property) shall survive until, and terminate and expire on, the second anniversary of the Closing Date. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VIII which are subject to Article VIII) shall survive the Closing and shall terminate and expire upon performance; provided, that the right to make a claim for indemnity pursuant to Sections 11.02(b) or 11.03(b) with respect to any breach or non-fulfillment of any Specified Pre-Closing Covenant shall terminate and expire on the first anniversary of the Closing Date. Notwithstanding the foregoing, any claims for indemnification for which an Indemnified Party has provided a valid written notice to the Indemnifying Party in accordance with Section 11.05 prior to the expiration of the relevant representation, warranty, covenant or agreement specified in this Section 11.01 shall not thereafter be barred by the expiration of such representation, warranty, covenant or agreement and such indemnification claims shall survive until finally resolved. Except as provided in the immediately preceding sentence, after the expiration of the relevant representation, warranty or covenant specified in this Section 11.01, no Party, nor any stockholder, Affiliate, or Representative of such Party shall have any liability for such representation, warranty, covenant or agreement.

Section 11.02 Indemnification By PCF. Subject to the limitations and other terms and conditions of this Article XI and provided that an indemnification claim with respect thereto is instituted by written notice pursuant to Section 11.05 prior to the expiration of the relevant representation, warranty, covenant or agreement specified in Section 11.01, after the Closing, PCF shall indemnify each of Parent and its Affiliates (including the Surviving Corporation) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company or PCF contained in Article IV (other than in respect of Section 4.19, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VIII), Article V or in the certificate delivered pursuant to Sections 9.02(d)(v); or

(b) any breach or non-fulfillment of any covenant or agreement to be performed by PCF pursuant to this Agreement (other than any breach or non-fulfillment any covenant or agreement in Article VIII, it being understood that the sole remedy for any such breach or non-fulfillment shall be pursuant to Article VIII).

Section 11.03 Indemnification By Parent. Subject to the limitations and other terms and conditions of this Article XI and provided that an indemnification claim with respect thereto is instituted by written notice pursuant to Section 11.05 prior to the expiration of the relevant representation, warranty, covenant or agreement specified in Section 11.01, after the Closing, Parent shall indemnify each of PCF and its Affiliates and their respective Representatives (collectively, the “PCF Indemnitees”) against, and shall hold each of them harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the PCF Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Parent contained in this Agreement or in the certificate delivered pursuant to Section 9.03(d)(iii); or

(b) any breach or non-fulfillment of any covenant or agreement to be performed by Parent pursuant to this Agreement.

Section 11.04 Certain Limitations. The indemnification provided for in this Article XI shall be subject to the following limitations:

(a) Neither PCF nor Parent shall be liable to the Parent Indemnitees or the PCF Indemnitees, as the case may be, for indemnification under Sections 11.02(a) and 11.02(b) or Sections 11.03(a) and 11.03(b), as applicable, (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation, any breach or non-fulfillment of any Other Covenant or fraud or willful misconduct on the part of any Party in connection with the transactions contemplated by this Agreement) until the aggregate amount of all Losses in respect of indemnification under Sections 11.02(a) and 11.02(b), in each case, to which the Deductible applies, or Sections 11.03(a) and 11.03(b), in each case, to which the Deductible applies, as applicable, exceeds $312,500 (the “Deductible”), in which event the Indemnifying Party shall be required to pay or be liable for all such Losses in excess of the Deductible.

(b) Notwithstanding anything to the contrary in this Agreement, the total payments made by PCF or Parent with respect to Losses pursuant to Sections 11.02(a) and 11.02(b) or Sections 11.03(a) and 11.03(b), as applicable, shall not exceed $9,375,000 (the “Indemnifiable Loss Limit”), except that the Indemnifiable Loss Limit shall not apply with respect to any Losses relating to or arising under or in connection with the Fundamental

Representations, any breach or non-fulfillment of any Other Covenant or from fraud or willful misconduct on the part of any Party in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall the maximum liability of PCF under this Agreement (including pursuant to Article VIII and this Article XI) exceed the Share Consideration or the amounts paid to PCF under the Convertible Note (including any Common Shares of Parent issued to PCF pursuant to the Convertible Note).

(c) For purposes of determining the calculation of the amount of any Losses incurred with respect to any breach of any representation, warranty, covenant or agreement for purposes of this Article XI (but not for the purpose of determining whether an inaccuracy or breach has occurred), any materiality, Company Material Adverse Effect, Parent Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation, warranty, covenant or agreement shall be disregarded.

(d) For purposes of determining PCF’s or Parent’s liability under this Article XI for any Losses, appropriate reductions shall be made to reflect the following: (i) the amount of any insurance proceeds pursuant to any insurance policy received or receivable by any Parent Indemnitee or PCF Indemnitee, as applicable, in respect of such Losses; and (ii) the amount of any other third party recoveries received or receivable by any Parent Indemnitee or PCF Indemnitee, as applicable, in respect of such Losses. If an indemnification payment is received by any Parent Indemnitee or PCF Indemnitee, and such Parent Indemnitee or PCF Indemnitee, as applicable, later receives insurance proceeds or other third party recoveries in respect of the related Losses that were not previously credited against such indemnification payment when made, such Parent Indemnitee or PCF Indemnitee, as applicable, shall promptly pay to PCF or Parent, as applicable, a sum equal to the lesser of (x) the actual amount of such insurance proceeds (after giving effect to any deductible) and other third party recoveries with respect to such Losses or (y) the actual amount of the indemnification payment previously paid by PCF or Parent, as applicable, with respect to such Losses. Each Parent Indemnitee shall, in good faith, use its commercially reasonable efforts to collect amounts available under insurance coverages and promptly and diligently pursue third party claims relating to any Losses for which it is seeking indemnification.

(e) Neither PCF nor Parent shall have any liability under this Agreement in respect of any Loss if such Loss would not have arisen but for (i) a change in legislation or accounting policies made after the Closing, or (ii) a change in any Law after the Closing or a change in the interpretation of any Law after the Closing as determined by a Governmental Authority.

(f) Notwithstanding anything to the contrary in this Agreement, in no event shall PCF have any obligation to indemnify or hold harmless any of the Parent Indemnitees for any Losses based upon, arising out of, with respect to or by reason of any fact, circumstance, occurrence, act or omission which occurred or existed at any time on or prior to March 31, 2014; provided, that the foregoing limitation shall not apply to any Losses for which the Parent Indemnitees would otherwise be entitled to be indemnified for by reason of any inaccuracy in or breach of the representations and warranties of the Company set forth in Section 4.01.

(g) Notwithstanding anything herein to the contrary in this Agreement, no Party shall have any liability under this Agreement (including Article VIII and this Article XI) for, and Losses shall not include, any punitive, incidental, consequential, special or indirect damages or any damages based on or measured by lost profits, loss or diminution in value or a multiple of earnings.

(h) In the event that Parent is entitled to indemnification pursuant to Section 11.02(a) by reason of the fact that any portion of the Specified Receivables is not collected within one hundred twenty (120) days after the date of this Agreement, then Parent shall, and shall cause the Surviving Corporation to, promptly assign to PCF all right, title and interest in, to and under the portion of the Specified Receivables that was not collected within one hundred twenty (120) days after the date of this Agreement.

Section 11.05 Indemnification Procedures. The Party making a claim under this Article XI is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article XI is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s own cost and expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is PCF, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 11.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 11.05(b), pay, compromise and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising out of, with respect to or by reason of such Third Party Claim. PCF and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 7.06)) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle, or enter into any agreement to settle, any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 11.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense of a Third Party Claim pursuant to Section 11.05(a), it shall not settle, or agree to settle such Third Party Claim without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Surviving Corporation’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 4.19 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VIII) shall be governed exclusively by Article VIII hereof.

Section 11.06 Payments. Once a Loss is agreed to by the Indemnifying Party or determined by a final non-appealable order a court pursuant to Section 12.10 to be payable pursuant to this Article XI or Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds or pursuant to the following sentence. Any Loss payable by PCF pursuant to this Agreement may be satisfied by any one or more of the following (as determined in the sole discretion of PCF): (i) set-off against the amounts owing to PCF under the Convertible Note on a dollar for dollar basis, (ii) the transfer and assignment of a number of shares of Parent Common Stock equal to the quotient of (x) the portion of the Loss being satisfied by surrender of Parent Common Stock divided by (y) the Fair Market Value, free and clear of all Encumbrances and/or (iii) cash.

Section 11.07 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for all purposes, unless otherwise required by Law.

Section 11.08 Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, except with respect to claims under the Convertible Note or the Stockholders Agreement and except for claims for specific performance pursuant to Section 12.11, an Indemnified Party’s sole and exclusive rights and remedies based on, arising out of or relating to this Agreement or any of the transactions contemplated hereby (whether stated as breach of contract, tort or otherwise) shall be those rights and remedies set forth in Article VIII and this Article XI. Without limiting the generality of the preceding sentence, no legal action sounding in contribution, tort or strict liability (in each case, other than claims made or contemplated by Article VIII or this Article XI) may be maintained by any Parent Indemnitee or PCF Indemnitee, as applicable, or any of their respective stockholders, members, owners, Affiliates, Representatives, successors or assigns, against PCF or Parent, as applicable, and Parent and PCF, for itself and the other Parent Indemnitees or PCF Indemnitees, as applicable, and each of their respective stockholders, members, owners, Affiliates, Representatives, successors and assigns, hereby waives any and all statutory rights of contribution or indemnification that any of them might otherwise be entitled to under any federal, state or local law.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 12.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this (b)):

If to PCF or the Company (prior to the Closing):	c/o PCF 1, LLC 23332 Mill Creek Dr. Suite 155 Laguna Hills, CA 92653 Facsimile: (949) 296-4801 E-mail: rcampbell@parallaxcap.com Attention: Chief Financial Officer with a copy to (which shall not constitute notice):

Paul Hastings LLP

695 Town Center Drive, 17th Floor

Costa Mesa, CA 92626

Facsimile: (714) 979-1921

E-mail: dougschaaf@paulhastings.com

              jasonrednour@paulhastings.com

Attention: Douglas Schaaf and Jason Rednour

If to Parent, Merger Sub or Company (post-Closing):	NeuLion, Inc. 1600 Old Country Rd Plainview, New York 11803 Facsimile: 516-622-7510 E-mail: roy.reichbach@neulion.com Attention: General Counsel

with a copy to (which shall not constitute notice):	Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Facsimile: 646-417-6459 E-mail: flee@loeb.com rporter@loeb.com Attention: Frank Lee, Esq. Ronelle Porter, Esq.

Section 12.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedule, Parent Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedule and Exhibits attached to, this Agreement (except for references to the Unit Purchase Agreement Disclosure Schedules, which shall refer to the Unit Purchase Agreement Disclosure Schedules); (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

Section 12.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 12.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.06 Entire Agreement. This Agreement, the Stockholders Agreement and the Convertible Note constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 12.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

Section 12.08 No Third-party Beneficiaries. Except as provided in Article XI or Section 7.10, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 12.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of Laws of any jurisdiction other than those of the State of New York.

(b) EXCEPT FOR ANY MATTERS SUBJECT TO THE DETERMINATION OF THE ACCOUNTING REFEREE PURSUANT TO SECTION 8.01(c), ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE BOROUGH OF MANHATTAN AND COUNTY OF MANHATTAN, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR IS LIKELY TO

INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.10(c).

Section 12.11 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the Parties hereby agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by the other Party under this Agreement (including the payment of the Merger Consideration at the Closing), and each Party hereby agrees to waive the defense in any such suit that the other Parties to this Agreement have an adequate remedy at law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. Notwithstanding the foregoing, the remedies of injunctive relief and specific performance shall not be available to the Parent Indemnitees after the Closing, it being the intent of the parties that the Parent Indemnitiees’ sole post-Closing remedies shall be those remedies set forth in Article VIII and Article XI hereof.

Section 12.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 12.13 Privilege. Parent, for itself and each of Merger Sub and the Surviving Corporation and its Subsidiaries and their respective successors and assigns, hereby irrevocably acknowledges and agrees that all communications between PCF, and any officer or manager of PCF (whether in such capacity or any other capacity), and Paul Hastings LLP, in each case, relating to the negotiation, execution or delivery of the Unit Purchase Agreement (except to the extent that such communications relating to the Unit Purchase Agreement relate to an indemnification claim under the Unit Purchase Agreement), this Agreement, the Convertible Note or the Stockholders Agreement or the transactions contemplated thereby or hereby shall be privileged communications of PCF and its counsel, and none of Parent, Merger Sub or the

Surviving Corporation or any of its Subsidiaries or any Person purporting to act on behalf of or through Parent, Merger Sub, or the Surviving Corporation or any of its Subsidiaries shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Parent, Merger Sub, or the Surviving Corporation or any of its Subsidiaries and not PCF. Other than as explicitly set forth in this Section 12.13, the parties acknowledge that any attorney-client privilege attaching as a result of legal counsel representing the Company or any of its Subsidiaries prior to the Closing shall survive the Closing and continue to be a privilege of the Surviving Corporation or any of its Subsidiaries, as applicable, and not PCF after the Closing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PCF 1, LLC

By	/s/ James Hale
Name:	James Hale
Title:	President

DIVX CORPORATION

By	/s/ James Hale
Name:	James Hale
Title:	Chairman

NEULION, INC.

By	/s/ Roy E. Reichbach
Name:	Roy E. Reichbach
Title:	Secretary

NLDMC, INC.

By	/s/ Roy E. Reichbach
Name:	Roy E. Reichbach
Title:	Secretary

NLDAC, INC.

By	/s/ Roy E. Reichbach
Name:	Roy E. Reichbach
Title:	Secretary